Farm Credit of Southwest Florida

September 8, 2010

Mr. Patrick Murphy
P.O. Box 338
LaBelle, Florida 33975-0338

Re: Final Estopel Letter for September 8,2010 Alico, Inc Loan # 457846-004-002 # 457846-006-000
Dear Mr. Murphy:

The payoffs as of September 8, 2010 for the above referenced loans are shown below. The prepayment penalty has been revised to reflect the amount as of September 8,2010 A breakdown of the payoffs is as follows:

RLOC		Term Loan
Loan Number	457846-004-002	457846-006-000
Principal Balance	$ 26,102,435.00	$ 41,995,856.91
Interest	$ 114,203.20	$ 539,053.93
Prepayment Penalty		$ 3,093,971.69
Total	$ 26,216,638.20	$ 45,628,882.53
Per Diem	$ 1877.229699	$ 7812.375872
Combined Total	$ 71,845.520.73

If you have any questions, please call.

/S/ Greg Carlton
Vice President

330 North Brevard Avenue I Arcadia. Florida 34266
Phone (800) 307-5677 or (863) 494-0500 1 Fax (8631 494-6460 or (863) 494-51 14 1 www.FarmCredit5WFL.com